Form N-SAR,
Sub-Item 77Q1(d)
Copies of any constituent
instruments defining the
rights of shareholders


Nuveen Ohio Quality Income Municipal Fund, formerly, Nuveen Ohio Quality Income Municipal Fund, Inc.

333-182721
811-06385


The rights of the holders of each series of MuniFund
Term Preferred Shares are described in the Statement
Establishing and Fixing the Rights and Preferences of Preferred Shares. This instrument filed was filed as an exhibit to Form 8-A12B on March 28, 2013, accession number 0001193125-13-131553, and is incorporated by reference for this Sub-Item 77Q1(d).

The rights of the holders of an additional series of Variable Rate MuniFund Term Preferred Shares are described in the Statement Establishing and Fixing the Rights and Preferences of Preferred Shares attached to Sub-Item 77Q1(a) as an exhibit and incorporated by reference for this Sub-Item 77Q1(d).